Exhibit 99.1

P.O. Box 9005 Quakertown PA 18951-9005 TEL 215.538.5600 FAX 215.538.5765 www.QNB.com

FOR IMMEDIATE RELEASE

QNB Corp. Announces Website Address Change

Quakertown, PA (6 March 2014) – The Board of Directors of QNB Corp. (OTC Bulletin Board: QNBC), parent company of QNB Bank, has announced it is changing its website address to www.qnbbank.com as part of the company’s ongoing online rebranding efforts.

“The full transition to QNB Bank has been a process that we have been purposefully rolling out over the past few years. Changing our website name is the next logical step in that process,” said David W. Freeman, President and Chief Executive Officer. “We want our online presence to be aligned for our most important group, our customers. With our customers in mind, we are putting every effort into ensuring the transition to www.qnbbank.com is completely uninterrupted and aligned with how QNB Bank is currently represented on other online platforms such as Facebook and YouTube. The end result will be less confusion for our customers who visit us online. As a proud independent community bank, this consistent presence is critical to our brand identity.”

The transition to the new website address is expected to occur over the next several months. Beginning on or about March 31, 2014, visitors to QNB Bank’s original site (www.qnb.com) will be redirected seamlessly to www.qnbbank.com. The redirection period will last until September 30, 2014 at which time the original site (www.qnb.com) will be taken out of service. Then, on December 31, 2014, ownership of the website address (www.qnb.com) will be transferred to Qatar National Bank who has agreed to purchase it from QNB Bank for $1,000,000.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates 11 offices in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

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Contact:                 David W. Freeman

President & Chief Executive Officer

215-538-5600 x5619

               dfreeman@qnb.com